Exhibit 3.302

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

HILTON-OCCC HOTEL, LLC

This Limited Liability Company Operating Agreement (this “Agreement”) of HILTON-OCCC HOTEL, LLC, is entered into as of this 5th day of June, 2000, by Hilton Hotels Corporation, a Delaware corporation, as member (the “Member”).

The Member hereby forms a limited liability company pursuant to and in accordance with the Florida Limited Liability Company Act, as amended from time to time (Chapter 608 of the Florida Statutes) (the “Act”), and hereby agrees as follows:

1. Name. The name of the limited liability company formed hereby is HILTON-OCCC HOTEL, LLC (the “Company”).

2. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act (including, without limitation, acquiring, managing and disposing of real and personal property), and engaging in any and all activities necessary or incidental to the foregoing.

3. Registered Office and Agent. The Company shall maintain a registered agent and office for the Company in the State of Florida.

4. Member. The name and the business, residence or mailing address of the Member is as follows:

Name	Address
Hilton Hotels Corporation	9336 Civic Center Drive
Beverly Hills, California 90210

5. Powers. The business and affairs of the Company shall be managed by the Member. The Member shall have the power and authority to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers and authorities, statutory or otherwise, possessed by members of limited liability companies under the laws of the State of Florida. In connection with the foregoing, the Member is hereby authorized and empowered to act through its officers and employees and other persons designated by the Member in carrying out any and all of its powers and authorities that the Member possesses under this Agreement to any of its officers and employees and to any other person designated by the Member. Michael J. Sullivan, Esq. is hereby designated as an authorized person, within the meaning of the Act, for the sole purpose of executing and filing the articles of organization of the

Company. The Company may (i) acquire, hold and dispose of interests (whether by the making of investments or otherwise and on such terms and conditions as the Member may determine) in other entities, including as a partner of a partnership, a member of a limited liability company and a stockholder of a corporation, and (ii) borrow money (on such terms and conditions as the Member may determine) in connection with its business.

6. Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (a) December 31, 2049, (b) the written consent of the Member or (c) the occurrence of any other event which terminates the Company under the Act.

7. Capital Contributions. The Member has contributed $100, in cash, and no other property, to the Company

8. Additional Contributions. No Member is required to make any additional capital contribution to the Company.

9. Allocation of Profits and Losses. The Company’s profits and losses shall be allocated to the Member.

10. Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member. Such distributions shall be allocated 100% to the Member.

11. Liability of Members. The Member shall not have any liability for the obligations or liabilities of the Company except to the extent required by the Act.

12. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Florida, all rights and remedies being governed by said laws.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Limited Liability Company Operating Agreement as of the date and year first set forth above.

HILTON HOTELS CORPORATION, a Delaware corporation, Sole and Managing Member

By:	/s/ [Illegible Signature]
Print Name:	/s/ [Illegible Signature]
Title:	/s/ [Illegible Signature]

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